UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 29, 2011

ATMEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2325 Orchard Parkway

San Jose, CA 95131

(Address of principal executive offices, including zip code)

(408) 441-0311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2011 Executive Bonus Plan

On March 29, 2011, the Compensation Committee of the Board of Directors of Atmel Corporation (the “Company”) adopted an executive bonus plan for 2011. The executive bonus plan is an incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. All of the Company’s executive officers, including all of its officers designated as “Section 16” officers under the Securities Exchange Act of 1934, as amended (except for Scott Wornow, our Senior Vice President, Chief Legal Officer, who joined the Company in November 2010, who will be entitled to receive a guaranteed fixed bonus for 2011), and other designated employees of the Company, are eligible to participate in the executive bonus plan (individually, a “Participant,” and collectively, the “Participants”). Target bonuses for Participants range from 25% to 125% of a Participant’s annual base salary.  The bonus actually paid to a Participant will be based on the achievement of (i) Company performance objectives related to the Company’s annual revenue and non-GAAP operating profit as compared to the Company’s annual operating plan, (ii) individual performance objectives approved by the Compensation Committee, and (iii) for some Participants, business unit objectives tied to the business unit’s annual revenue and non-GAAP operating profit, or objectives tied to regional sales revenues. Achievement of each factor will be measured independently, and a minimum threshold for each factor must be met for any credit to be given to that factor. The Compensation Committee set a minimum threshold, target objective and stretch objective for annual revenue and non-GAAP operating profit. Bonuses will be prorated between threshold and target performance and target and stretch performance. The actual bonuses payable for 2011, if any, could range from zero to 200% of a Participant’s bonus target and will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. In addition, the Compensation Committee retains discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. No bonuses, however, will be paid under the executive bonus plan if the Company does not achieve an annual non-GAAP operating profit (excluding the impact of stock-based compensation expense, restructuring and impairment charges, acquisition and divestiture related expenses, certain legal, accounting and related expenses, and other items approved by the Compensation Committee). With respect to Participants eligible to participate in the executive bonus plan as of March 29, 2011 (which may change over the course of the year), the aggregate amount of bonuses payable under the executive bonus plan to such Participants would be approximately $5.7 million at target performance, and the aggregate amount of bonuses payable to such Participants would be approximately $11.4 million at stretch performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation

Date: April 4, 2011	By:	/s/ Stephen Cumming
Stephen Cumming Vice President Finance and Chief Financial Officer